Exhibit 10.1

AMENDED AND RESTATED

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 9th day of November, 2016, by and between FREEDOM CAPITAL CORPORATION, a Maryland corporation (the “Company”), and FREEDOM CAPITAL INVESTMENT ADVISORS LLC, a Delaware limited liability company (“Freedom Capital Investment Advisors”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, Freedom Capital Investment Advisors is the Company’s investment adviser;

WHEREAS, the Company and Freedom Capital Investment Advisors have determined that it is appropriate and in the best interests of the Company to reduce the Company’s operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income (the “Operating Expense Objective”);

WHEREAS, the Company and Freedom Capital Investment Advisors have determined that it is appropriate and in the best interests of the Company to ensure that no portion of distributions made to the Company’s stockholders will be paid from offering proceeds or borrowings of the Company (the “Distribution Objective”);

WHEREAS, the Company and Freedom Capital Investment Advisors previously entered into that Expense Support and Conditional Reimbursement Agreement (the “Expense Support Agreement”), dated March 20, 2015; and

WHEREAS, the Company and Freedom Capital Investment Advisors seek to amend and restate the Expense Support Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Freedom Capital Investment Advisors Expense Payments to the Company

(a) On a quarterly basis, Freedom Capital Investment Advisors shall reimburse the Company for operating expenses and stockholder distributions in an amount sufficient to meet the Operating Expense Objective and/or the Distribution Objective. For purposes of this Agreement, “Operating Expenses” means all costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, including, without limitation, advisory fees payable pursuant to the Investment Advisory and Administrative Services Agreement dated as of March 5, 2015 between Freedom Capital Investment Advisors and the Company (the “Advisory Agreement”), interest on indebtedness for such period, organizational and offering expenses (as defined by Conduct Rule 2310(a)(12) of the Financial Industry Regulatory Authority) (“Organization Expenses”), and expenses incurred in connection with the Company’s ongoing public offering of its common stock (“Offering Expenses”). Any payments required to be made by Freedom Capital Investment Advisors pursuant to this Section 1(a) shall be referred to herein as an “Expense Payment.”

(b) Freedom Capital Investment Advisors’ obligation to make an Expense Payment shall automatically become a liability of Freedom Capital Investment Advisors and the right to such Expense Payment shall be an asset of the Company no later than the last business day of the applicable calendar quarter. The Expense Payment for any calendar quarter shall be paid by Freedom Capital Investment Advisors to the Company in any combination of cash or other immediately available funds, and/or offset against amounts due from the Company to Freedom Capital Investment Advisors, including amounts due to Freedom Capital Investment Advisors that have become a liability of the Company pursuant to any other agreement between the Company and Freedom Capital Investment Advisors, no later than the earlier of (i) the date on which the Company closes its books for such calendar quarter and (ii) forty-five days after the end of such calendar quarter.

(c) For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of preferred and common equity investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(d) For purposes of this Agreement, “Reimbursable Expenses” means all costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, that are: (i) reimbursable pursuant to the Advisory Agreement and (ii) paid or accrued by Freedom Capital Investment Advisors on behalf of the Company and not otherwise already reimbursable pursuant to Section 1(d)(i) above.

2.	Reimbursement of Expense Payments by the Company

(a) Following any calendar quarter in which Available Operating Funds exceed the cumulative distributions paid by the Company in such calendar quarter and such excess that is intended to be used to pay expenses qualifying as a Reimbursable Expense (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, in accordance with Sections 2(b) and 2(c), as applicable, to Freedom Capital Investment Advisors, or accrue such Excess Operating Funds as a liability, until such time as all Expense Payments made by Freedom Capital Investment Advisors to the Company have been reimbursed or waived. Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.”

(b) Subject to Section 2(c), the amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by Freedom Capital Investment Advisors to the Company within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to Freedom Capital Investment Advisors.

(c) On the date mutually agreed to by the Company and Freedom Capital Investment Advisors for reimbursement of a specified Expense Support Payment (the “Reimbursement Date”),the Company hereby agrees to reimburse Freedom Capital Investment Advisors, as promptly as possible, in an amount equal to such specified Expense Support Payment, provided that (i) the Operating Expense Ratio as of such Reimbursement Date is equal to or less than the Operating Expense Ratio as of the Expense Support Payment Date attributable to such specified Expense Support Payment; (ii) the Annualized Distribution Rate as of such Reimbursement Date is equal to or greater than the Annualized Distribution Rate as of the Expense Support Payment Date attributable to such specified Expense Support Payment; (iii) such Reimbursement Date is not later than three years following such specified Expense Support Payment Date; and (iv) the Expense Support Payment does not cause the Company’s Other Operating Expenses to exceed 1.75% of the Company’s net assets attributable to common shares (as such term is used in the Registration Statement), after taking such reimbursement into account. For purposes of this Agreement, “Other Operating Expenses” means the Company’s total Operating Expenses (as defined in Section 1(a) herein), excluding base management fees, incentive fees, organization and offering expenses, financing fees and costs, interest expense, brokerage commissions and extraordinary expenses. “Operating Expense Ratio” means Other Operating Expenses, as of the applicable period, expressed as a percentage of the net assets of the Company as of the relevant measurement date. “Annualized Distribution Rate” means the per share amount of all regular cash distributions paid to stockholders of the Company, but excluding special cash distributions or the effect of any stock dividends paid by the Company, as of the applicable period, expressed as a percentage of the Company’s public offering price per share as of the relevant measurement date.

(d) The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the right to such Reimbursement Payment shall be an asset of Freedom Capital Investment Advisors no later than the last business day of the applicable calendar quarter. The Reimbursement Payment for any calendar quarter shall be paid by the Company to Freedom Capital Investment Advisors in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than forty-five days after the end of such calendar quarter. Any Reimbursement Payments shall be deemed to have reimbursed Freedom Capital Investment Advisors for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by Freedom Capital Investment Advisors to the Company within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Company or Freedom Capital Investment Advisors at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Advisory Agreement or (ii) the board of directors of the Company makes a determination to dissolve or liquidate the Company.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to Freedom Capital Investment Advisors.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Articles of Amendment and Restatement or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of Freedom Capital Investment Advisors.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FREEDOM CAPITAL CORPORATION

By:	/s/ Jeffrey McClure
Name: Jeffrey McClure
Title: CEO

FREEDOM CAPITAL INVESTMENT ADVISORS LLC

By:	/s/ Jeffrey McClure
Name: Jeffrey McClure
Title: CEO

[Signature Page to Amended and Restated

Expense Support and Conditional Reimbursement Agreement]